EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS ANNOUNCES COMPLETION OF TENDER OFFER

Jacksonville, Fla. (August 18, 2009) — Regency Centers Corporation announced today that its operating partnership, Regency Centers, L.P., has completed the previously announced any and all cash tender offer (the “Tender Offer”) that commenced on August 10, 2009 for the notes (the “Notes”) set forth below.

CUSIP	Security Description	Aggregate Principal Amount Outstanding After Tender Offer
75884R AF 0	8.45% Notes due September 1, 2010	$130,461,000
75884R AG 8	8.00% Notes due December 15, 2010	$10,000,000
75884R AH 6	7.95% Notes due January 15, 2011	$173,486,000
75884R AJ 2	7.25% Notes due December 12, 2011	$20,000,000

The tender for the Notes expired at 5:00 p.m., New York City time on Monday, August 17, 2009. Pursuant to the terms of the Tender Offer, Regency Centers, L.P. purchased an aggregate of $66,053,000 principal amount of the Notes (representing 16.5% of the outstanding Notes). Payment for Notes purchased is expected to be Tuesday, August 18, 2009.

In accordance with the terms of the Tender Offer, the consideration to be paid for the Notes was $1,035 per $1,000 principal amount of Notes, plus accrued and unpaid interest to, but not including, August 18, 2009. The aggregate consideration payable by Regency Centers, L.P. for the Notes accepted for payment, including accrued and unpaid interest, is $69,469,727, which will be funded from available cash and borrowings under existing lines of credit.

Wells Fargo Securities and J.P. Morgan were the Dealer Managers for the Tender Offer.

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At June 30, 2009, the Company owned 409 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 54.7 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 194 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.